Exhibit 4.4

REVOLVING EQUIPMENT NOTE

$1,000,000	December 30, 2010

FOR VALUE RECEIVED, the undersigned VALPEY-FISHER CORPORATION, a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, with a principal place of business located at 75 South Street, Hopkinton, MA 01748, and a mailing address in Massachusetts at 75 South Street, Hopkinton, MA 01748 (hereinafter called the "Borrower"), promises to pay to MIDDLESEX SAVINGS BANK, a Massachusetts banking corporation, at its principal office at 6 Main Street, Natick, Massachusetts 01760 (hereinafter called the "Lender"), OR ORDER, ON DEMAND, the principal sum of ONE MILLION ($1,000,000) DOLLARS (or such lesser amount as may have been advanced to Borrower from time to time hereunder) (each, an "Advance") with interest on the unpaid balance hereof from the date hereof until paid, at the rate and in the manner hereinafter provided, in lawful money of the United States of America.

Variable Rate; Payments:  The unpaid principal of this Note from time to time outstanding shall bear interest, computed on the basis of the actual number of days elapsed over a year assumed to have 360 days, at an annual rate equal to Lender's Prime Rate ("Interest Rate").

As used herein, Lender's Prime Rate means the greater of (a) the rate from time to time announced and made effective by the Lender as its Prime Rate and (b) 4.00% per annum.  The Prime Rate hereunder shall change as Lender's Prime Rate changes and any such change shall be effective on the announcement date by Lender of such change.

Beginning on January 30, 2011 and on the thirtieth (30th) day of each and every month thereafter during the existence of the Note, Borrower shall make payments of interest monthly in arrears on outstanding Advances.  Principal not paid when due hereunder shall bear interest at the rate set forth above from the date due until so paid and shall be due and payable upon demand, whether or not an Event of Default has occurred. Payments hereunder shall be applied first to interest then due on the unpaid balance of principal and then to such principal.

Late Charge:  Whenever any installment of principal and interest due hereunder shall not be paid within fifteen (15) days of its due date, the Borrower shall pay in addition thereto as a late charge, five percent (5%) of the amount of any such installment.

Revolving Credit:  Until such right is terminated by the Lender by a refusal to make any further Advances, the Borrower may borrow, repay (without penalty), and reborrow hereunder from time to time in accordance with the Loan Agreement dated as of the date hereof (as amended and in effect from time to time, the “Loan Agreement”) among the Borrower, its subsidiaries and Lender for general working capital purposes of Borrower, provided that the aggregate principal amount at any time outstanding shall not exceed the face amount of this Note, as described in the Loan Agreement.

Security:  This Note is secured by a first priority security interest in all receivables, inventory and equipment of the Borrower and its subsidiaries, pursuant to a Security Agreement of even date herewith among Borrower, its subsidiaries and Lender (as amended and in effect from time to time, the "Security Agreement"), and the other Security Documents referred to in the Loan Agreement.  All of Borrower’s obligations to the Lender however characterized (the "Obligations") are guaranteed pursuant to a guaranty (as amended and in effect from time to time, the "Guaranty") made by the Borrower’s subsidiaries (the “Guarantors”).  Such documents, together with various other instruments securing this Note (the terms and provisions of all of which are incorporated herein by reference) are herein referred to as the "Security Instruments."

Setoff:  Any deposits or other sums at any time credited by or due from the holder to the Borrower and any securities or other property of Borrower in the possession or custody of the holder may at all times be held and treated as collateral security for the payment of this Note and any and all other liabilities, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of said Borrower to the holder; and the holder on or after default in payment hereof may sell any such securities or other property at broker's board or at public or private sale without demand, notice or advertisement of any kind, all of which are hereby expressly waived. The holder may at any time apply or set off such deposits or other sums against said liabilities of Borrower.

Demand Rate:  Lender shall have the option of imposing, and Borrower shall, upon demand of Lender, pay an interest rate which is four percent (4%) per annum above the interest rate otherwise payable hereunder ("Demand Rate”) (a) while any monetary amount remains unpaid hereunder, during that period between the due date of any payment to be made and the date of actual receipt by Lender of any such payment; (b) following an Event of Default under any of the Security Instruments, unless and until such Event of Default is cured or waived by Lender; and (c) after a demand by Lender.

Collection Costs:  If this Note shall not be paid in full upon demand, the Borrower agrees to pay all costs and expenses of collection, including court costs and reasonable attorneys' fees.

Waiver:  The Borrower and each Guarantor, and any other person now or hereafter liable for the payment of any of the indebtedness evidenced by this Note each severally agrees, by making, guaranteeing or endorsing this Note or by making any agreement to pay any of the indebtedness evidenced by this Note, to waive presentment for payment, protest and demand, notice of protest, demand and or dishonor and nonpayment of this Note, and consents without notice or further assent (a) to the substitution, exchange or release of the collateral securing this Note or any part thereof at any time, (b) to the acceptance by the holder or holders at any time of any additional collateral or security for or other Guarantors of this Note, (c) to the modification or amendment at any time, and from time to time of this Note, and any Security Instrument at the request of any person liable hereon, (d) to the granting by the holder hereof of any extension of the time for payment of this Note or for the performance of the agreements, covenants and conditions contained in this Note, or any Security Instrument, at the request of any other person liable hereon, and (e) to any and all forbearances and indulgences whatsoever; and such consent shall not alter or diminish the liability of any person.

JURY TRIAL WAIVER:  EACH OF BORROWER, GUARANTORS AND LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS NOTE, ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN AGREEMENT OR ANY SECURITY INSTRUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BORROWER, GUARANTORS AND LENDER TO ENTER INTO THE TRANSACTIONS CONTEMPLATED HEREBY.

The Borrower and Guarantors have received a copy of this Note.

This Note shall be the joint and several obligation of the Borrower and all sureties, guarantors and endorsers, and shall be binding upon them and their respective successors and assigns and each or any of them.

This Note is secured by a security interest in favor of the holder hereof in all assets of the Borrower and Guarantors, all as more specifically described in the Loan Agreement (hereinabove referred to) and the Security Instruments.

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IN WITNESS WHEREOF, the Borrower has executed this Note as an instrument under seal, as of the day and year first above written.

BORROWER

Signed in the presence of:	VALPEY-FISHER CORPORATION

/s/ Edward C. Flamand	By:	/s/ Michael J. Kroll
Witness Edward C. Flamand		Name: Michael J. Kroll
Title: Controller, duly authorized		Title: VP, Treasuer & CFO

ACKNOWLEDGED AND AGREED:

[None on the date hereof]